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Exhibit 10.2

EXECUTIVE INCENTIVE COMPENSATION PLAN
PARAMETERS OF AWARDS OF STOCK OPTIONS AND RESTRICTED SHARES

1.
structure two types of equity based awards:

a.
Performance Shares: Restricted Shares the vesting of which is based on the Corporation achieving agreed performance targets ("Performance Shares")

i.
These Performance Shares will be earned over a defined performance period, with an additional period of time for vesting after the performance period

ii.
The primary target for the Performance Shares will be based on the Net Income of the Corporation over a defined period

iii.
No dividends will be accrued on the Performance Shares during the period during which the performance targets are measured. Following the performance period, and prior to the full vesting of the Performance Shares, the dividends that would otherwise have been paid on the Performance Shares will not be paid but will be accrued until the vesting of the shares

b.
Options with Dividend Equivalent Rights ("ODERs") which vest after four years, contingent on the recipient's continued employment by the Corporation, and have a ten year term

c.
Both the Performance Shares and the ODERs will be subject to forfeiture prior to their vesting by a recipient that (i) terminates his employment with the Corporation without Good Reason, and (ii) whose employment by the Corporation is terminated for Cause.

2.
award these instruments as follows:

a.
Executive and Senior Officers: annual awards of ODERs and Performance Shares, with two year performance targets and two year cliff vesting of the earned performance shares

b.
Other Managers: periodic awards of ODERs only

c.
New hires and other special situations are eligible to receive awards consistent with their positions in the Corporation as recommended by the Chief Executive Officer of the Corporation and approved by the Compensation Committee.

3.
ownership guidelines

a.
the Board will establish ownership guidelines for the Corporation's Directors and Officers; Directors and Officers should own shares of the Corporation's common stock equal to a multiple of the recipient's respective annual compensation as follows:

multiple
i.	CEO	five
ii.	Executive Officers	three
iii.	Senior Officers	two
iv.	Other Managers	n.a.
  b.
  the Chief Executive Officer will recommend to the Board the portion of shares issued to managers under the Incentive Plan that the Corporation expects the managers to retain, after providing for the sale of sufficient shares by the managers to meet their tax liabilities relative to the awards of the shares, with the target retention percentage expected to be not less than 60% of the net, after tax value of shares received.

ADOPTED, AS AMENDED, BY THE BOARD OF DIRECTORS ON DECEMBER 16, 2004

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EXECUTIVE INCENTIVE COMPENSATION PLAN PARAMETERS OF AWARDS OF STOCK OPTIONS AND RESTRICTED SHARES